                                                                EXHIBIT (99)-2




                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Wisconsin Southern Gas Company, Inc.:

    We have audited the accompanying balance sheets of WISCONSIN SOUTHERN GAS COMPANY, INC. (a Wisconsin corporation) as of December 31, 1992 and 1991, and the related statements of income, cash flows and common shareholders' equity for each of the three years in the period ended December 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wisconsin Southern Gas Company, Inc. as of December 31, 1992 and 1991, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.


/s/Arthur Andersen & Co.
- ------------------------
ARTHUR ANDERSEN & CO.

Milwaukee, Wisconsin
February 22, 1993
(except with respect to
the matter discussed in
Note 9, as to which the
date is July 30, 1993)

                                                                                                                  EXHIBIT (99)-2
                          WISCONSIN SOUTHERN GAS COMPANY, INC.

                                  STATEMENTS OF INCOME

                                                        Year ended December 31
                                              ------------------------------------------
                                                  1992           1991           1990
                                              ------------   ------------   ------------
Operating Revenues .........................  $ 43,707,803   $ 40,683,810   $ 37,341,203
                                              ------------   ------------   ------------

Operating Expenses:
  Natural gas ..............................    26,398,498     24,911,867     22,520,844
  Operations ...............................    10,382,265     10,118,824      8,620,298
  Maintenance ..............................       826,385        790,322        803,401
  Depreciation .............................     1,653,925      1,556,445      1,566,343
  Taxes -
      Federal income .......................       640,419        386,840        586,258
      Investment tax credit restored .......       (47,267)       (47,267)       (47,244)
      State income .........................       193,077        108,024        165,803
      Other ................................       854,401        822,475        820,639
                                              ------------   ------------   ------------
Total operating expenses ...................    40,901,703     38,647,530     35,036,342
                                              ------------   ------------   ------------

Operating Income ...........................     2,806,100      2,036,280      2,304,861
Other Income, Net of Tax ...................        63,592        135,934         32,847
                                              ------------   ------------   ------------
Income Before Interest Expense .............     2,869,692      2,172,214      2,337,708
                                              ------------   ------------   ------------

Interest:
      Interest on long-term debt ...........     1,157,931      1,193,715        750,134
      Other ................................       122,892        160,722        218,286
                                              ------------   ------------   ------------
                Total interest .............     1,280,823      1,354,437        968,420
                                              ------------   ------------   ------------
Net Income .................................  $  1,588,869   $    817,777   $  1,369,288
                                              ============   ============   ============

Weighted Average Number of Common
  Shares Outstanding .......................       995,322        985,702        977,342
                                                   =======        =======        =======

Net Income Per Share .......................         $1.60           $.83          $1.40
                                                     =====           ====          =====

Cash Dividends Declared Per
  Share of Common Stock ....................         $1.28          $1.26          $1.19
                                                     =====          =====          =====



The accompanying notes are an integral part of these financial statements.





















                                          - 2 -

                                                                                                                  EXHIBIT (99)-2
                          WISCONSIN SOUTHERN GAS COMPANY, INC.

                                     BALANCE SHEETS
                                                                  December 31
                                                        -------------------------------
                                                               1992         1991
           Assets                                          -----------   -----------
           ------
Utility Plant:
  Original cost ......................................     $48,117,299   $45,795,272
  Less - Accumulated depreciation ....................      23,973,996    22,613,433
                                                           -----------   -----------
                                                            24,143,303    23,181,839
  Non-current gas in storage, at average cost ........         941,220       941,220
                                                           -----------   -----------
                Net utility plant ....................      25,084,523    24,123,059
                                                           -----------   -----------
Current Assets:
  Cash ...............................................         432,161       279,104
  Accounts receivable (less allowance for doubtful
    accounts of $160,000 and $175,000, respectively ..       6,084,929     5,330,843
  Accrued revenues ...................................       3,757,636     2,913,147
  Natural gas in storage, at average cost ............       1,939,413     1,617,974
  Materials and supplies, at average cost ............         605,031       644,484
  Prepaid expenses and other .........................         744,545       691,809
  Deferred tax benefit ...............................         869,199       327,762
                                                           -----------   -----------
                Total Current Assets .................      14,432,914    11,805,123
                                                           -----------   -----------
Deferred Environmental Costs .........................       3,171,475       344,071
                                                           -----------   -----------
Deferred Charges and Other Assets ....................       1,680,133     1,490,057
                                                           -----------   -----------
                Total Assets .........................     $44,369,045   $37,762,310
                                                           ===========   ===========
           Capitalization and Liabilities
           ------------------------------
Capitalization:
  Common stock--$5 par value; authorized 2,000,000
    shares; issued and outstanding 999,567 and
    989,672 shares, respectively .....................     $ 4,997,835   $ 4,948,360
  Premium on common stock ............................       6,383,719     6,167,345
  Retained earnings ..................................       1,198,703       884,312
                                                           -----------   -----------
                Total common shareholders' equity ....      12,580,257    12,000,017
  Preferred stock--$100 par value; authorized
    10,000 shares; none outstanding ..................             --            --
  Long-term debt, net ................................      10,743,000    11,842,000
                                                           -----------   -----------
                Total capitalization .................      23,323,257    23,842,017
                                                           -----------   -----------
Current Liabilities:
  Current maturities of long-term debt ...............       1,099,000     1,674,561
  Notes payable ......................................       4,900,000     1,800,000
  Accounts payable ...................................       4,992,585     3,599,215
  Gas credits and refunds due customers ..............       1,209,786     1,524,495
  Accrued taxes ......................................         612,800       520,930
  Dividends payable ..................................         319,861       316,695
  Accrued interest ...................................         496,599       572,121
  Other ..............................................         387,134       493,102
                                                           -----------   -----------
                Total current liabilities ............      14,017,765    10,501,119
                                                           -----------   -----------
Other Credits:
  Unamortized investment tax credits .................         663,693       710,960
  Deferred income taxes ..............................       1,809,289     1,699,466
  Accrued environmental costs ........................       3,000,000       300,000
  Other long-term liabilities ........................       1,555,041       708,748
                                                           -----------   -----------
                Total other credits ..................       7,028,023     3,419,174
                                                           -----------   -----------
Commitments and Contingencies (Note 7)
            Total Capitalization and Liabilities .....     $44,369,045   $37,762,310
                                                           ===========   ===========

The accompanying notes are an integral part of these balance sheets.

                                          - 3 -

                                                                                                                  EXHIBIT (99)-2
                          WISCONSIN SOUTHERN GAS COMPANY, INC.

                                STATEMENTS OF CASH FLOWS

                                                                      Year ended December 31
                                                              ---------------------------------------
                                                                  1992          1991          1990
                                                              -----------   -----------   -----------
Cash Flows Provided By Operating Activities:
  Net income ...............................................  $ 1,588,869   $  817,777    $ 1,369,288
  Adjustments to reconcile net income
   to cash provided by operations -
    Depreciation and amortization ..........................    1,907,878    1,832,683      1,842,580
    Provision (benefit) from deferred income taxes .........     (431,615)    (950,507)      (574,381)
    Investment tax credit restored .........................      (47,267)     (47,267)       (47,244)
  Changes in -
      Accounts receivable,net ..............................   (1,598,575)    (579,986)       236,294
      Natural gas in storage ...............................     (321,439)     469,395       (418,341)
      Accounts payable .....................................    1,393,370     (489,096)      (438,767)
      Gas credits and refunds due customers ................     (314,709)    (501,117)       795,701
      Accrued income taxes .................................       91,871      524,841       (805,726)
      Deferred charges and other assets ....................       42,322     (171,890)      (499,910)
      Other, net ...........................................       35,308      742,374       (150,789)
                                                              -----------   -----------    ----------
Cash Provided By Operations ................................    2,346,013     1,647,207     1,308,705
                                                              -----------   -----------   -----------
Cash Flows (Used For) Investing Activities:
    Additions to utility plant, net ........................   (2,609,766)   (3,458,899)   (4,149,870)
                                                              -----------   -----------   -----------

Cash Flows Provided By (Used For) Financing Activities:
  Changes in notes payable .................................    3,100,000    (3,500,000)    4,450,000
  Issuance of long-term debt ...............................          --      7,000,000           --
  Payments on long-term debt ...............................   (1,674,561)     (729,554)     (451,777)
  Issuance of common stock .................................       80,412        91,416        67,106
  Dividends paid on common stock, less amounts reinvested ..   (1,089,041)   (1,030,474)     (983,141)
                                                              -----------   -----------   -----------
Cash Provided By Financing Activities ......................      416,810     1,831,388     3,082,188
                                                              -----------   -----------   -----------
Net Increase in Cash .......................................      153,057        19,696       241,023

Cash, Beginning of Year ....................................      279,104       259,408        18,385
                                                              -----------   -----------   -----------
Cash, End of Year ..........................................  $   432,161   $   279,104   $   259,408
                                                              ===========   ===========   ===========
Cash Paid During the Year For:
  Interest ...............................................    $ 1,319,995   $ 1,125,686   $   965,764
                                                              ===========   ===========   ===========
  Income taxes ...........................................    $ 1,250,000   $ 1,030,000   $ 2,235,000
                                                              ===========   ===========   ===========

The accompanying notes are an integral part of these statements.























                                          - 4 -

                                                                                                                  EXHIBIT (99)-2
                          WISCONSIN SOUTHERN GAS COMPANY, INC.

                       STATEMENTS OF COMMON SHAREHOLDERS' EQUITY

                                                                     Year ended December 31
                                                              ------------------------------------
                                                                 1992         1991         1990
                                                              ----------   ----------   ----------
Common Stock:
Balance, Beginning of Year ................................   $4,948,360   $4,900,170   $4,725,080
    Par value of common stock issued for --
        Stock dividends ...................................          --           --       139,575
        Dividend Reinvestment and Stock Purchase Plan .....       49,475       48,190       35,515
                                                              ----------   ----------   ----------
Balance, End of Year ......................................   $4,997,835   $4,948,360   $4,900,170
                                                              ==========   ==========   ==========
Premium on Common Stock:
    Balance, Beginning of Year ............................   $6,167,345   $5,912,093   $4,838,547
    Excess of market value over par value of common
      stock issued ........................................      216,374      255,252    1,073,546
                                                              ----------   ----------   ----------
Balance, End of Year ......................................   $6,383,719   $6,167,345   $5,912,093
                                                              ==========   ==========   ==========

Retained Earnings:
Balance, Beginning of Year ................................   $  884,312   $1,309,035   $2,124,055
    Add--Net income .......................................    1,588,869      817,777    1,369,288
    Deduct--
        Cash dividends declared on common stock ...........   (1,274,478)  (1,242,500)  (1,159,732)
        Common stock dividends declared ...................          --           --    (1,024,576)
                                                              ----------   ----------   ----------
Balance, End of Year ......................................   $1,198,703   $  884,312   $1,309,035
                                                              ==========   ==========   ==========

The accompanying notes are an integral part of these statements.








































                                                       - 5 -

                                                                EXHIBIT (99)-2
                     WISCONSIN SOUTHERN GAS COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS


1. Summary of Significant Accounting Policies

    Wisconsin Southern Gas Company, Inc. (the "Company") is a public utility engaged in purchasing, distributing, transporting and selling natural gas to a diversified base of residential, commercial and industrial customers, principally in portions of southeastern Wisconsin. It is subject to the accounting and rate regulation of the Public Service Commission of Wisconsin
(PSCW). Significant accounting policies are as follows:

    Revenue Recognition--The Company accrues revenues for service rendered but not yet billed at each month end.

    The Company is required to provide service (and grant credit) to customers within its defined service territory and is precluded by statute from discontinuing service to residential customers during certain periods of the year. The Company continuously reviews its customers' credit worthiness and requests deposits or refunds deposits based on that review.

    The Company's rates provide for recovery from all classes of customers of the cost of gas purchased from its suppliers.

    Depreciation--Depreciation provisions are at composite straight-line rates. The composite straight-line depreciation rate certified by the PSCW was approximately 3.9% for 1992, 1991 and 1990.

    Utility Plant--Utility plant is stated at the original cost of construction.

    Maintenance and repairs to property and replacements of minor items are charged to maintenance expense. The cost of property retired plus removal costs, less salvage, is charged to the accumulated provision for depreciation; as a result, no profit or loss is recognized in connection with ordinary retirements of depreciable property.

    Substantially all of the Company's utility plant is subject to a first mortgage lien. The Company has no material leases.

    Statements of Cash Flows--The Company considers any highly liquid debt instrument with an original maturity of three months or less at the time of purchase to be a cash equivalent.


2. Common Stock

    As of December 31, 1992, the Company has reserved 30,537 shares of common stock for issuance under its automatic Dividend Reinvestment and Stock Purchase Plan.

    The Company issued a 3% common stock dividend in 1990. The weighted average number of common shares outstanding and the earnings per share and cash dividends per share of common stock, as presented in the Statements of Income, have been adjusted to reflect the effects of this stock dividend. No such common stock dividends were declared in 1991 or 1992.

                                                                EXHIBIT (99)-2
                     WISCONSIN SOUTHERN GAS COMPANY, INC.

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


    The following shares of common stock were issued:

                                                    1992      1991      1990
                                                  -------   -------   -------

 Stock dividends ................................     --       --      27,915
 Dividend Reinvestment and Stock Purchase Plan ..   9,895    9,638      7,103
                                                  -------   -------   -------
  Total shares issued ...........................   9,895    9,638     35,018
                                                  =======   =======   =======


   Total cash dividends declared by the Company were $1,274,478, $1,242,500 and $1,159,732 for 1992, 1991 and 1990, respectively. Of these amounts, $185,437, $212,026 and $176,591 were reinvested through the Company's Dividend Reinvestment and Stock Purchase Plan in 1992, 1991 and 1990, respectively.


3. Long-Term Debt

   Long-term debt as of December 31, consisted of the following:

                                                    1992          1991
                                                 -----------   -----------
 First Mortgage Bonds:
    6.75%, Series F, due 1992 .................  $       --    $   420,000
   9-5/8%, Series G, due 1995 .................      442,000       481,000
   8-3/8%, Series H, due 1993 .................      430,000       460,000
      11%, Series I, due 1995 .................      540,000       600,000
  12-3/4%, Series J, due 1995 .................          --        555,561
  10-1/4%, Series K, due 1998 .................    3,430,000     4,000,000
    9.47%, Series L, due 2006 .................    7,000,000     7,000,000
                                                 -----------   -----------
 Total debt ...................................   11,842,000    13,516,561
 Less--Current maturities .....................   (1,099,000)   (1,674,561)
                                                 -----------   -----------
     Net long-term debt .......................  $10,743,000   $11,842,000
                                                 ===========   ===========

    The bond indenture, as supplemented, contains restrictions on the payment of cash dividends and certain other restrictions. At December 31, 1992, under these provisions, none of the retained earnings were so restricted. In addition to these restrictions, the Company follows guidelines as determined by the PSCW for an optimum long-term capital structure, which can in turn affect dividend policy.

   Long-term debt maturities total $1,099,000, $669,000, $1,354,000, $570,000 and $1,270,000 for the years ending December 31, 1993 through 1997, respectively.

                                                                EXHIBIT (99)-2
                     WISCONSIN SOUTHERN GAS COMPANY, INC.

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


4. Notes Payable and Lines of Credit

   The Company normally maintains a $3 million bank line of credit to obtain short-term borrowing flexibility, with an option to increase it to $5 million. The Company has also arranged an additional $3.5 million line of credit to be in effect until May 31, 1993, bringing total available lines to $8.5 million for this period. The interest rate on these lines is the prime rate. Prior to placement of long-term bonds in March 1991, the line was temporarily increased to $7 million after which it was reduced back to $3 million. In accordance with normal banking practices, unused lines of credit may generally be withdrawn at the discretion of the lender. Certain cash balances represent compensating balances for credit lines and bank services; however, there are no legal restrictions as to withdrawal of these funds.

   The following information relates to short-term borrowings and lines of credit for the years indicated:
                                            1992        1991         1990
                                         ----------  -----------  -----------
As of end of year--
  Interest rate on notes payable .......        6.0%         6.5%        10.0%
  Unused lines of credit ............... $3,600,000   $1,200,000   $1,700,000

For the year ended--
  Maximum amount of notes
   payable............................... $4,900,000   $6,900,000   $5,300,000
  Average amount of notes payable ....... $1,111,000   $1,069,000   $1,208,000
Average interest rate on notes payable ..        6.2%         9.2%       10.1%


5. Income Taxes

The Company records deferred income taxes on timing differences.

   The Company followed the deferral method of accounting for investment tax credits whereby such credits are being restored as a reduction of income tax expense over the useful lives of the related property.

   The effective income tax rate is computed by dividing total income tax expense (including investment tax credit restored) by the sum of such expense and net income. The following table reconciles the statutory federal rate to the effective income tax rate:
                                                           1992  1991  1990
                                                           ----  ----  ----
    Statutory federal tax rate ........................... 34.0%  34.0%  34.0%
      State income taxes, net.............................  5.3    5.3    5.2
      Effects of various property timing differences
        for which deferred taxes had not been provided ... (3.5)   3.4    2.9
      Investment tax credit restored ..................... (2.0)  (3.5)  (2.3)
      Reversal of taxes provided at rates
        greater than 34 % ................................   --     --   (3.8)
      Other, net .........................................   .4     .1   (1.4)
                                                           ----   ----   ----
         Effective income tax rate ....................... 34.2%  39.3% 34.6%
                                                           ====   ====  ====

                                                                EXHIBIT (99)-2
                     WISCONSIN SOUTHERN GAS COMPANY, INC.

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


   The following table reflects the components of income tax expense:

                                         1992         1991         1990
                                      ----------   ----------   ----------
    Current federal ................. $1,027,982   $1,224,991   $1,113,161
    Current state ...................    278,128      302,200      234,381
    Deferred ........................   (431,615)    (950,507)    (574,381)
    ITC restored ....................    (47,267)     (47,267)     (47,244)
                                      ----------   ----------   ----------
                                      $  827,228   $  529,417   $  725,917
                                      ==========   ==========   ==========

   The components of deferred income tax expense are as follows:

                                         1992         1991         1990
                                      ----------   ----------   ----------
    Property items .................. $  160,822   $  182,165   $  126,491
    Revenue recognition .............        --           --      (302,468)
    Gas costs .......................   (394,047)    (943,324)     (72,217)
    Deferred charges.................    (49,608)     (91,009)    (279,228)
    Other............................   (148,782)     (98,339)     (46,959)
                                      ----------   ----------   ----------
                                      $ (431,615)  $ (950,507)  $ (574,381)
                                      ==========   ==========   ==========

   Income tax expense is included in the Statements of Income as:

                                         1992         1991         1990
                                      ----------   ----------   ----------
    Federal and state income taxes .. $  786,229   $  447,597   $  704,817
    Other income, net .................   40,999       81,820       21,100
                                      ----------   ----------   ----------
                                      $  827,228   $  529,417   $  725,917
                                      ==========   ==========   ==========

   Certain book-tax property differences and other timing items that had not previously been normalized are being recognized in rates over a 10-year period that began on October 1, 1991. The remaining unrecorded deferred tax effect of such items totalled approximately $735,000 as of December 31, 1992.

   The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), which is effective in 1993. SFAS 109 requires adjustments to reflect accumulated deferred income taxes relating to tax rate changes and temporary differences for which deferred taxes were not previously recorded (as discussed above). The Company will reflect the initial application of the statement as a cumulative adjustment in 1993. It is expected that the additional net deferred income tax assets will be offset by regulatory liabilities totalling $1.6 million, which represent the expected future revenue requirement impact of these adjustments. As such, management does not expect the new standard to have a significant impact on the results of future operations or financial condition.

                                                                EXHIBIT (99)-2
                     WISCONSIN SOUTHERN GAS COMPANY, INC.

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


6. Employee Benefit Plans

   The Company has two retirement plans (salaried and non-salaried) covering substantially all employees. Benefits are based on years of service and compensation. Contributions are intended to provide not only for benefits attributed to service rendered to date, but also for those expected to be earned in the future.

The following table sets forth the plans' funded status at December 31:

                                                     1992          1991
                                                  -----------   -----------
    Accumulated benefit obligations, including
     vested benefits of $10,563,065 and
     $9,027,411, respectively .................   $10,583,005   $ 9,045,298
                                                  ===========   ===========
    Projected benefit obligation for service
     rendered to date .........................   $13,768,300   $12,332,891
    Plan assets at fair value .................    16,201,285    15,551,305
                                                  -----------   -----------
    Plan assets in excess of projected
     benefit obligation .......................    (2,432,985)   (3,218,414)
    Unrecognized gain on assets................     3,829,084     3,744,494
    Unrecognized prior service cost ...........    (1,136,214)     (223,255)
    Unrecognized net asset at January 1, 1987,
     being recognized through 2002 ............       231,439       260,046
                                                  -----------   -----------
           Accrued pension liability ..........   $   491,324   $   562,871
                                                  ===========   ===========


Net pension cost of the plans consisted of:

                                            1992         1991         1990
                                         ----------   ----------   ----------
    Service cost--benefits earned
     during the year ..................  $  490,707   $  429,609   $  401,867
    Interest cost on projected
     benefit obligation ...............     998,665      889,846      817,291
    Actual return on plan assets ......  (1,089,149)  (4,186,038)    (209,566)
    Net amortization and deferral .....    (261,154)   3,245,808     (735,571)
    Regulatory effect of
     accounting for pension cost.......    (139,069)    (168,609)    (274,021)
                                         ----------   ----------   ----------
           Net pension cost ...........  $      --    $  210,616   $      --
                                         ==========   ==========   ==========

    Actuarial assumptions used
     were as follows:

        Weighted-average
         discount rate ................        8.00%        8.00%        8.00%
        Long-term rate of
         return on assets .............        8.00%        8.00%        8.00%

                                                                EXHIBIT (99)-2
                     WISCONSIN SOUTHERN GAS COMPANY, INC.

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


   In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees. Until
October 1, 1990, the cost of retiree health care and the cost of providing life insurance were recognized as annual insurance premiums were incurred. These costs totalled approximately $74,000 for 1990. In October 1990, the Company formed two voluntary employee's beneficiary association (VEBA) trusts to fund postretirement health and life insurance benefits. In connection with a rate order effective October 1990, the Company began collecting amounts in rates to fund such postretirement benefits. In 1992, 1991 and 1990, $1,060,000, $940,000 and $224,000 were provided and expensed, for such funding, respectively.

   The FASB has issued a statement, SFAS No. 106, which establishes accounting and reporting standards for retirement benefits other than pensions. The new statement requires the accrual of the expected cost of such benefits during the employees' years of service. The assumptions and calculations involved in determining the accrual closely parallel pension accounting requirements.

   The Company expects to prospectively adopt the standard effective
January l, 1993 and to amortize the transition obligation to expense over a twenty-year period. Management has engaged actuaries who have made a preliminary review using 1992 data. Based on the actuaries' review, the postretirement transition obligation at January 1, 1993, measured in accordance with the new standard, is estimated to be $10.3 million. Had the standard been adopted in 1992, the actuaries estimate that the additional postretirement benefit cost charged to expense in 1992 would have been approximately $758,000 (pre-tax). Management believes the effect of actual adoption in 1993 will be similar, although it could be changed significantly by changes in health care costs, work force demographics, interest rates, or plan changes.

   As prescribed by the PSCW, effective January 1, 1993, the Company has adopted SFAS 106 for accounting and ratemaking purposes.

   In November of 1992, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 112, "Employers' Accounting for Post Employment Benefits." SFAS No. 112 establishes standards of financial accounting and reporting for the estimated costs of benefits provided by an employer to former or inactive employees after employment but before retirement. The impact of adoption, which must occur no later than 1994, is not expected to be significant.

   The Company also has various deferred compensation and supplemental retirement plans for directors and officers. Total expenses for such plans were $251,000, $179,000, and $149,000 for 1992, 1991, and 1990, respectively.


7. Commitments and Contingencies

   The Company's 1993 planned expenditures for utility plant additions are estimated at $4.2 million, and certain commitments have been made in connection therewith.

                                                                EXHIBIT (99)-2
                     WISCONSIN SOUTHERN GAS COMPANY, INC.

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


   To ensure an adequate supply of natural gas, the Company has entered into certain long-term contracts. These contracts include a demand component whereupon payments are required if contracted quantities are not purchased. Certain conditions may arise that require the Company to make payments under these demand clauses. The Company has contracts obligating purchases that total approximately $35 million through 1996. Management believes it will meet minimum purchase obligations under the contracts.

   The Company has hired an environmental engineering firm to perform testing on a former manufactured gas site previously operated by the Company. Such testing has determined that remediation work is required at the site; however, the extent of such work is subject to approval by the Wisconsin Department of Natural Resources. Future site remediation costs are estimated to total $3-7 million. As of December 31, 1992, the Company has recorded a liability of $3 million for future estimated site remediation costs along with a deferred charge of $3,171,475, which includes amounts expended through December 31, 1992. Management believes all costs associated with remediation are probable for recovery in future rates based on correspondence with the PSCW and prior regulatory treatment by the PSCW. Under current plans, significant expenditures will not occur until at least 1994.


8. FERC Orders 636 and 636-A

   In 1992, the Federal Energy Regulatory Commission (FERC) issued Orders
No. 636 and No. 636-A. The 636 Orders require substantial restructuring of the service obligations of interstate pipelines. Pipelines have initiated proceedings to negotiate with customers all elements of restructured tariffs to be in place by the 1993-1994 winter heating season. Among other things, the 636 Orders mandate "unbundling" of existing pipeline gas sales services and will replace current statutory abandonment procedures, as applied to firm transportation contracts of more than one year, with a right-of-first-refusal mechanism. Mandatory unbundling will require pipelines to sell separately the various components of their existing gas sales services (gathering, transportation and storage services, and gas supply). These components are now combined or "bundled" in gas services purchased by the Company. To address concerns raised by utilities about reliability of service to their service territories, the 636 Orders require pipelines to offer a "no-notice" transportation service under which firm transporters can receive delivery of gas up to their contractual capacity level on any day without prior scheduling. In addition, the customer may appoint an agent, which may be the pipeline, to rebundle the component services into a bundled service substantially similar to existing pipeline service.

   The right-of-first-refusal mechanism contained in the 636 Orders replaces the current abandonment procedures under which a pipeline must, before abandoning any service, obtain prior FERC approval that discontinuance of the service is in the public interest. The 636 Orders authorize a pipeline's abandonment of a long-term (one year or more) transportation service to a customer whenever the customer fails to match the highest rate and longest term, up to a maximum of 20 years, offered to the pipeline by other customers for the particular capacity. Further, the 636 Orders provide for a mechanism for pipelines to recover prudently incurred transition costs associated with the restructuring process.

                                                                EXHIBIT (99)-2
                     WISCONSIN SOUTHERN GAS COMPANY, INC.

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

   The FERC has initiated individual restructuring proceedings for each interstate pipeline. Each pipeline is required to submit a proposal to bring it into compliance with the requirements of the 636 Orders. The Company has intervened and is participating in the pipeline proceedings, including settlement negotiations, that are of substantial interest to the Company. The 636 Orders may have transition costs totalling up to $8.1 million; however, such costs are expected to be recoverable in future rates.


9. Potential Business Combination

   In October 1992, the Company's Board of Directors engaged a financial advisor to study a variety of strategic alternatives including contact with a select group of companies to investigate their interest in a business combination. In connection therein, the Company also entered into employment agreements with certain of its officers and employees. These agreements, which have terms from two to five years, outline conditions of employment and specify severance payments which would be paid only after a change in Company ownership occurs and certain other events take place. If such change in ownership were to occur, the Company has the possibility of incurring costs associated with the severance payments, as well as other vested benefits, recognition of which could be accelerated. The maximum obligation associated with these agreements would total $2.3 million if all employees subject to the agreements terminated employment.

   On July 30, 1993, Wisconsin Energy Corporation ("Wisconsin Energy"), Wisconsin Natural Gas Company ("Wisconsin Natural") and the Company entered into a definitive agreement for the acquisition of the Company by Wisconsin Energy through the merger of the Company into Wisconsin Natural, a wholly-owned subsidiary of Wisconsin Energy. Subject to the receipt of various approvals, the target date for this transaction to close is January 1, 1994.


10. Quarterly Financial Data (Unaudited)

   Seasonal factors significantly affect gas distribution utilities, and therefore, the data presented below should not be expected to be comparable between quarters. Quarterly data also is not necessarily indicative of the results to be expected for an annual period.

                                First       Second       Third       Fourth
                             -----------  ----------  -----------  -----------
1992
Operating revenues ......... $16,236,972  $6,533,765  $ 4,377,210  $16,559,856
Operating income (loss) ....   2,120,470    (114,193)    (762,640)   1,562,463
Net income (loss) ..........   1,805,496    (392,692)  (1,052,575)   1,228,640
Net income (loss)
 per share .................        1.82        (.40)       (1.06)        1.24

1991
Operating revenues ......... $16,672,952  $5,537,053  $ 4,138,106  $14,335,699
Operating income (loss) ....   2,047,779    (447,603)    (847,763)   1,283,867
Net income (loss) ..........   1,762,464    (752,889)  (1,172,690)     980,892
Net income (loss)
 per share .................        1.79        (.76)       (1.19)         .99

                                                                                                                  EXHIBIT (99)-2
                          WISCONSIN SOUTHERN GAS COMPANY, INC.

                                  STATEMENTS OF INCOME

                                       (Unaudited)
                                                  Three Months Ended               Nine Months Ended
                                                     September 30                     September 30
                                              ---------------------------     ---------------------------
                                                  1993           1992             1993          1992
                                              ------------   ------------     ------------   ------------
Operating Revenues .........................  $  4,636,514   $  4,377,210     $ 32,965,685   $ 27,147,947
                                              ------------   ------------     ------------   ------------

Operating Expenses:
  Natural gas ..............................     2,605,754      2,352,240       19,717,216     15,520,376
  Operations ...............................     2,811,153      2,542,243        8,529,506      7,679,816
  Maintenance ..............................       253,600        252,945          688,862        628,741
  Depreciation .............................       451,001        420,066        1,353,005      1,260,208
  Taxes - Federal & state income (benefits).      (701,400)      (635,300)         383,050        167,640
        - Other ............................       227,184        207,656          680,780        647,530
                                              ------------   ------------     ------------   ------------
Total Operating Expenses ...................     5,647,292      5,139,850       31,352,419     25,904,311
                                              ------------   ------------     ------------   ------------

Operating Income (Loss) ....................    (1,010,778)      (762,640)       1,613,266      1,243,636
Other Income ...............................         8,779         14,357           32,216         51,658
                                              ------------   ------------     ------------   ------------
Income (Loss) Before Interest Expense ......    (1,001,999)      (748,283)       1,645,482      1,295,294
Interest Expense ...........................       286,415        304,292          891,748        935,066
                                              ------------   ------------     ------------   ------------
Net Income (Loss) ..........................  $ (1,288,414)  $ (1,052,575)    $    753,734   $    360,228
                                              ============   ============     ============   ============

Average number of common shares outstanding      1,003,392        996,457        1,002,457        994,036
                                              ============   ============     ============   ============
Earnings (Loss) per
  average share of common stock ............  $      (1.28)  $      (1.06)    $        .75   $        .36
                                              ============   ============     ============   ============
Cash dividends declared per
  common share outstanding .................  $        .32   $        .32     $        .96   $        .96
                                              ============   ============     ============   ============

Gas volumes (sales and transportation) -
  therms ...................................    12,879,747     12,704,502       73,378,748     67,750,209
                                              ============   ============     ============   ============


The accompanying notes are an integral part of these financial statements.



























                                         - 14 -

                                                                                                                  EXHIBIT (99)-2
                          WISCONSIN SOUTHERN GAS COMPANY, INC.

                                     BALANCE SHEETS

                                       (Unaudited)
                                                        September 30, 1993            December 31, 1992
                                                        ------------------            -----------------
           Assets
           ------
Utility Plant:
  Original cost ......................................     $49,741,415                    $48,117,299
  Less - Accumulated depreciation ....................      25,326,996                     23,973,996
                                                           -----------                    -----------
                Net plant in service .................      24,414,419                     24,143,303
  Non-current gas in storage .........................         941,220                        941,220
                                                           -----------                    -----------
                Net utility plant ....................      25,355,639                     25,084,523
                                                           -----------                    -----------
Current Assets:
  Cash and cash equivalents ..........................         672,867                        432,161
  Accounts receivable - net ..........................       3,464,946                      9,842,565
  Natural gas in storage .............................       4,175,470                      1,939,413
  Materials and supplies .............................         876,862                        605,031
  Prepaid expenses ...................................         761,558                        744,545
  Deferred tax benefit ...............................         925,092                        869,199
                                                           -----------                    -----------
                Total Current Assets .................      10,876,795                     14,432,914
                                                           -----------                    -----------
Deferred Environmental Costs .........................       3,181,905                      3,171,475
                                                           -----------                    -----------
Deferred Charges and Other Assets ....................       1,754,836                      1,680,133
                                                           -----------                    -----------

                Total ................................     $41,169,175                    $44,369,045
                                                           ===========                    ===========

           Capitalization and Liabilities
           ------------------------------
Capitalization:
  Common stock .......................................     $ 5,016,960                    $ 4,997,835
  Premium on common stock ............................       6,498,604                      6,383,719
  Retained earnings ..................................         989,897                      1,198,703
                                                           -----------                    -----------
                Total common equity ..................      12,505,461                     12,580,257
  Preferred stock ....................................             --                             --
  Long-term debt, net ................................      10,074,000                     10,743,000
                                                           -----------                    -----------
                Total capitalization .................      22,579,461                     23,323,257
                                                           -----------                    -----------

Current Liabilities:
  Current maturities of long-term debt ...............         669,000                      1,099,000
  Notes payable ......................................       3,900,000                      4,900,000
  Accounts payable ...................................       3,849,833                      4,992,585
  Gas credits and refunds due customers ..............       1,637,987                      1,209,786
  Accrued taxes ......................................             --                         612,800
  Dividends payable ..................................         321,085                        319,861
  Accrued interest ...................................         195,853                        496,599
  Other ..............................................         635,120                        387,134
                                                           -----------                    -----------
                Total current liabilities ............      11,208,878                     14,017,765
                                                           -----------                    -----------

Other Liabilities and Credits:
  Unamortized investment tax credits .................         628,693                        663,693
  Deferred income taxes ..............................         228,255                      1,809,289
  Accrued environmental costs ........................       3,000,000                      3,000,000
  Other long-term liabilities ........................       3,523,888                      1,555,041
                                                           -----------                    -----------
                                                             7,380,836                      7,028,023
                                                           -----------                    -----------
                Total ................................     $41,169,175                    $44,369,045
                                                           ===========                    ===========

The accompanying notes are an integral part of these balance sheets.

                                         - 15 -

                                                                                                                  EXHIBIT (99)-2
                          WISCONSIN SOUTHERN GAS COMPANY, INC.

                                STATEMENTS OF CASH FLOWS

                  For the nine months ended September 30, 1993 and 1992

                                       (Unaudited)
                                                                 1993           1992
                                                              ----------     ----------
Cash from Operating Activities:
  Net income                                                  $  753,734     $  360,228
  Adjustments to reconcile net income
   to cash provided by operations -
    Depreciation and amortization ........................     1,353,005      1,451,263
  Changes in -
    Accounts receivable and refunds
     due customers .......................................     6,805,820      5,494,127
    Natural gas in storage ...............................    (2,236,057)    (1,541,396)
    Accounts payable .....................................    (1,142,752)      (305,837)
    Accrued and deferred income taxes ....................      (871,131)    (1,042,058)
    Deferred charges and other assets ....................       (85,133)       291,321
    Other, net ...........................................       214,870       (282,735)
                                                              ----------     ----------
Cash Provided from Operations ............................     4,792,356      4,424,913
                                                              ----------     ----------
Cash from (used in) Investing
 Activities:
    Additions to utility plant, net ......................    (1,624,121)    (1,693,824)
                                                              ----------     ----------

Cash from (used in) Financing Activities:
  Change in notes payable ................................    (1,000,000)      (400,000)
  Payments on long-term debt .............................    (1,099,000)    (1,674,561)
  Issuance of common stock ...............................        17,710         59,225
  Dividends paid on common stock, net ....................      (846,239)      (814,797)
                                                              ----------     ----------
Cash from (used in) Financing Activities .................    (2,927,529)    (2,830,133)
                                                              ----------     ----------
Net Increase (decrease) in Cash
 and Cash Equivalents ....................................       240,706        (99,044)

Cash and Cash Equivalents:
  Beginning of Period ....................................       432,161        279,104
                                                              ----------     ----------
  End of Period ..........................................    $  672,867     $  180,060
                                                              ==========     ==========

Cash Paid:

  Interest ...............................................   $1,185,529     $1,267,900
                                                             ==========     ==========

  Income taxes ...........................................   $1,252,714     $1,250,000
                                                             ==========     ==========


The accompanying notes are an integral part of these financial statements.


















                                         - 16 -

                                                                EXHIBIT (99)-2

                     WISCONSIN SOUTHERN GAS COMPANY, INC.
                     ------------------------------------
                            NOTES TO FINANCIAL DATA



1. The financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. This report is presented generally on the same basis as Wisconsin Southern's annual report, Form 10-K, filed with the Commission. Reference is also made to Wisconsin Southern's, Form 10-Q for the quarterly period ended March 31, 1993 for a discussion of the adoption of Statement of Financial Accounting Standard Nos. 106 and 109.

    The information furnished herein reflects all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods. Such adjustments are of a normal recurring nature.

    The results for interim periods are not necessarily indicative of the results to be expected for the year due to seasonal factors.


2. On July 30, 1993, Wisconsin Energy, Wisconsin Natural and Wisconsin Southern entered into a definitive agreement for the acquisition of Wisconsin Southern by Wisconsin Energy through the merger of Wisconsin Southern into Wisconsin Natural, a wholly-owned subsidiary of Wisconsin Energy. Subject to receipt of the various approvals, the target date for the transaction to close is January 1, 1994.

    Wisconsin Southern has entered into employment agreements with certain of its officers and employees. These agreements, which have terms from two to five years, outline conditions of employment and specify severance payments which be paid only after a change in Wisconsin Southern ownership occurs and certain other events take place. If such change in ownership were to occur, Wisconsin Southern has the possibility of incurring costs associated with the severance payments, as well as other vested benefits, recognition of which could be accelerated. The maximum obligation associated with these agreements would total $2.3 million if all employees subject to the agreements terminated employment.


3. Wisconsin Southern has hired an environmental engineering firm to perform testing on a former manufactured gas site previously operated by Wisconsin Southern. Such testing has determined that remediation work is required at the site; however, the extent of such work is subject to approval by the Wisconsin Natural Department of Natural Resources. Wisconsin Southern has recorded a liability of $3 million for future estimated site remediation costs, based upon estimates that such costs will total $3 - 7 million in the future. Wisconsin Southern's management believes all costs associated with remediation are probable for recovery in future rates based on correspondence with the Public Service Commission of Wisconsin
    (PSCW) and prior regulatory treatment by the PSCW. Under current plans, significant expenditures will not occur until at least 1994.





                                    - 17 -